Exhibit 21.1

CFC International, Inc.

SUBSIDIARIES

CFC Management, Inc.

CFC Europe, Ltd. (U.K.)

CFC Northern Bank Note Company, LLC

CFC Europe GmbH

CFC International (Europe) GmbH